Exhibit 99.1
(ROYL)
NEWS FOR IMMEDIATE RELEASE

ROYALE ENERGY ANNOUNCES INITIAL RATE OF 350 BARRELS PER DAY FOR SANSINENA 9A-4

SAN DIEGO, October 17, 2017 (GLOBE NEWSWIRE) -- Royale Energy, Inc. (OTCQB : ROYL) and Matrix Oil Management Corporation jointly announced the successful completion of the Sansinena 9A-4 well. This is the first well drilled in Sansinena Field since Matrix acquired the field in June 2016.

The 9A-4 initially flowed at a rate of 15 barrels per hour which equates to a daily rate of over 350 barrels of oil per day.   The well which encountered original pressure of 1500 psi was perforated at approximately 4500 feet (with 320 feet of net pay). Matrix is currently producing the well at a restricted rate of 8 to 9 barrels per hour which equates to around 200 barrels of oil per day. The current rate and initial flow rate are more than twice management’s initial internal projections.  Matrix’s and Royale’s management believe that the test results support drilling of more than 70 additional development well locations in the Sansinena field.

“We are extremely pleased with the results of this well and what it may mean for the Royale and Matrix shareholders. The initial rate is more than twice our expectation”, said Johnny Jordan of Matrix. Subject to permitting and capital requirements, Royale and Matrix plan to drill a minimum of six additional wells in Sansinena in 2018.

Don Hosmer of Royale commented, “Matrix’s Sansinena development in the LA Basin is a great compliment to Royale’s successful natural gas development in prolific Rio Vista gas field. Together, these two projects provide a diversified asset base that can be developed into long term cash flow for Royale’s drilling investors and shareholders.”

About Royale Energy, Inc.
Founded in 1986, Royale Energy, Inc. (OTCQB : ROYL) is an independent exploration and production company focused on the acquisition, development, drilling and marketing of oil and natural gas. Royale typically sells fractional working interests to accredited investors in wells drilled by Royale. Royale has its primary operations in the Sacramento and San Joaquin basins in California and has royalty interests in Alaska.

About Matrix Oil Management Corp.
Matrix is a private independent oil and natural gas production company based in Santa Barbara, California.  The company formed in 1999 is focused on the acquisition and development of long-life, low-risk producing oil leases that have drilling upside or operations optimization opportunities. The company owns and operates oil-producing properties in the Los Angeles and San Joaquin Basins of California. It owns non-operated natural-gas producing properties in the Sacramento Basin of California and oil-producing royalty and non-operated leases in the Permian Basin and Midland Basin of West Texas. The company’s largest property is the Sansinena Field in Los Angeles Basin.

Forward-Looking Statements
This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Statements that are not strictly historical statements constitute forward-looking statements and may often, but not always, be identified by the use of such words such as "expects," "believes," "intends," "anticipates," "plans," "estimates," "potential," "possible," or "probable" or statements that certain actions, events or results "may," "will," "should," or "could" be taken, occur or be achieved. The forward-looking statements include statements about future operations. However, whether actual results and developments will conform with expectations is subject to a number of risks and uncertainties, including but not limited to risks and uncertainties involving geology of oil and gas deposits; the uncertainty of reserve estimates; revisions to reserve estimates as a result of changes in commodity prices; the uncertainty of estimates and projections relating to future production, costs and expenses; and potential delays or changes in plans with respect to exploration or development projects or capital expenditures.
For more information, please contact:
Royale Energy, Inc.
Chanda Idano
(619) 383-6600
ir@royl.com
http://www.royl.com
Source: Royale Energy, Inc.